Exhibit 10.11

BANK OF AMERICA, N.A.	BANC OF AMERICA SECURITIES LLC
100 Federal Street	100 Federal Street
Boston, Massachusetts 02110	Boston, Massachusetts 02110

September 24, 2007
Patriot Coal Corporation
701 Market Street
St. Louis, Missouri 63101-1826
Attention: Mark Schroeder, Senior Vice President and Chief Financial Officer
$500,000,000 Senior Secured Credit Facility
Ladies and Gentlemen:
Bank of America, N.A. (“Bank of America”) is pleased to offer to be the sole administrative agent (in such capacity, the “Administrative Agent”) for a revolving credit facility of up to $500,000,000 (the “Senior Credit Facility”) to Patriot Coal Corporation, a Delaware corporation (“you” or the “Borrower”), and Bank of America is pleased to offer its commitment to provide up to the full principal amount of the Senior Credit Facility, upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”). Banc of America Securities LLC (“BAS”) is pleased to advise you of its willingness in connection with the foregoing commitment, as the sole and exclusive lead arranger and sole and exclusive book manager (in such capacities, the “Lead Arranger”) for the Senior Credit Facility, to use its best efforts to form a syndicate of financial institutions and institutional lenders (including Bank of America) (collectively, the “Lenders”) for the Senior Credit Facility.
Bank of America will act as sole Administrative Agent for the Senior Credit Facility and BAS will act as sole Lead Arranger for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded unless you and we shall so agree.
The commitment of Bank of America hereunder and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America and BAS: (a) the completion of a legal and confirmatory business due diligence review of the Borrower and its subsidiaries in scope and with results reasonably satisfactory to us; (b) the accuracy and completeness in all material respects of all representations that you make to Bank of America and BAS in this Commitment Letter and your compliance with all material covenants and agreements contained in this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (c) prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries if such debt securities or bank financing could have, in the reasonable judgment of the Lead Arranger, a detrimental effect upon the primary syndication of the Senior Credit Facility; (d) the negotiation, execution and delivery of definitive documentation for the

Senior Credit Facility consistent with the Summary of Terms and otherwise satisfactory to you and us; and (e) no change, occurrence or development shall have occurred since June 30, 2007 that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Summary of Terms).
BAS intends to commence syndication of the Senior Credit Facility promptly upon your acceptance of this Commitment Letter and the Fee Letter, and the commitment of Bank of America hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received from the Lenders and each such Lender has executed a commitment letter with the Borrower substantially similar to this Commitment Letter. You agree to actively assist BAS in achieving a syndication of the Senior Credit Facility that is satisfactory to BAS and you. Such assistance shall include your (a) providing, and using commercially reasonable efforts to cause your advisors to provide, Bank of America and BAS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and BAS to complete such syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of an Information Memorandum and other materials to be used in connection with the syndication of the Senior Credit Facility (collectively with the Summary of Terms, the “Information Materials”), (c) using your commercially reasonable efforts, and using commercially reasonable efforts to cause Peabody Energy Corporation (“Peabody”) to use its commercially reasonable efforts, to ensure that the syndication efforts of BAS benefit materially from your existing lending and banking relationships and the existing banking and lending relationships of Peabody and (d) otherwise providing reasonable assistance to Bank of America and BAS in their syndication efforts, including by making your officers and the officers of the Borrower’s subsidiaries available, and using commercially reasonable efforts to make your advisors available, from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders. You hereby agree that the Information Memorandum to be used in connection with the syndication of the Senior Credit Facility shall be completed at least 30 days prior to the Closing Date (as hereinafter defined).
It is understood and agreed that BAS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank of America and BAS.
You represent and warrant that (a) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and (b) all Information, other than Projections and information of a general economic or general industry nature, which has been or is hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby, as and when furnished, when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Senior Credit Facility (the “Closing Date”) and, if reasonably requested by us, for a reasonable period thereafter as is necessary to achieve a “successful syndication” (as defined in the Fee Letter) so that the representation

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and warranty in the immediately preceding sentence is correct on the Closing Date and on such later date on which a “successful syndication” is achieved as if the Information were being furnished, and such representation and warranty were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, Bank of America and BAS are and will be using and relying on the Information without independent verification thereof.
You acknowledge that BAS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system. In connection with the syndication of the Senior Credit Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the definitive credit documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.
By executing this Commitment Letter, you agree to reimburse Bank of America and BAS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Latham & Watkins LLP, as counsel to the Lead Arranger and the Administrative Agent, and of special and local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent and (b) due diligence expenses) incurred in connection with the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.
You agree to indemnify and hold harmless Bank of America, BAS, and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility and any other financings, or any use made or proposed to be made with the proceeds thereof except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith, willful misconduct or material breach of this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad

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faith or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
This Commitment Letter and the fee letter among you, Bank of America and BAS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to Peabody and to your and their accountants, attorneys and other professional advisors retained in connection with the transactions contemplated hereby or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter, after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or BAS, as applicable, to identify you in accordance with the Act.
You acknowledge that Bank of America and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and BAS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and BAS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, BAS or any of such affiliates.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and BAS, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transaction contemplated hereby; (b) (i) Bank of America and BAS each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor BAS has any obligation to you or your affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and BAS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and BAS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and BAS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or BAS hereunder; provided that provisions relating to reimbursement

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and indemnification shall automatically terminate and be superseded by the definitive documentation for the Senior Credit Facility on the Closing Date.
This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and BAS in the negotiation, performance or enforcement hereof.
This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among Bank of America, BAS, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of BAS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or BAS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
This Commitment Letter and all commitments and undertakings of Bank of America and BAS hereunder will expire at 5:00 p.m. (Boston, MA time) on September 24, 2007 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and BAS hereunder will expire on December 15, 2007, unless the Closing Date occurs on or prior to such date.
THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Adam H. Fey

	Name:	Adam H. Fey

	Title:	Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ Jeffrey Bloomquist

	Name:	Jeffrey Bloomquist

	Title:	Principal

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

PATRIOT COAL CORPORATION

By:	/s/ Mark N. Schroeder

	Name:	Mark N. Schroeder

	Title:	Senior Vice President & Chief Financial Officer

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EXHIBIT A
SUMMARY OF INDICATIVE TERMS AND CONDITIONS
PATRIOT COAL CORPORATION
$500,000,000 SENIOR CREDIT FACILITY

Borrower:	Patriot Coal Corporation (the “Borrower”).

Guarantors:	The Senior Credit Facility (defined below) shall be guaranteed by all existing and future direct and indirect wholly-owned domestic and, to the extent no material adverse tax consequences would result, foreign subsidiaries of the Borrower (with exceptions for immaterial subsidiaries to be agreed) (the “Guarantors”). All guarantees shall be guarantees of payment and not of collection.

Administrative
Agent:	Bank of America, N.A. (the “Administrative Agent” or “Bank of America”) will act as sole and exclusive administrative agent.

Lead Arranger and
Book Manager:	Banc of America Securities LLC (“BAS”).

Lenders:	A syndicate of financial institutions (including Bank of America) arranged by BAS, which institutions shall be reasonably acceptable to the Administrative Agent and the Borrower (collectively, the “Lenders”).

Senior Credit
Facility:	$500.0 million 5-year revolving credit facility (the “Senior Credit Facility”), which shall be available for the issuance of letters of credit (each a “Letter of Credit”), and shall include a $50.0 million sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by Bank of America and other Lenders to be mutually agreed (in such capacity, each a “Fronting Bank”) and Swingline Loans will be made available by Bank of America, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

Swingline Option:	Swingline Loans will be made available on a same day basis in a minimum amount of $100,000 or a whole multiple of $50,000 in excess thereof. The Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

Purpose:	The proceeds of the Senior Credit Facility shall be used for working capital (including the issuance of Letters of Credit) capital expenditures, and other lawful corporate purposes, including, without limitation, acquisitions.

Closing Date:	The execution of definitive loan documentation, to occur on or before a mutually agreeable date to be determined (the “Closing Date”).

Interest Rates:	As set forth in Addendum I.

Maturity:	The Senior Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 5 years from the Closing Date.

Increase of Commitment:	Provided that no Default has occurred and is continuing, the Borrower shall have the right, without the consent of the Lenders but subject to the approval of the Administrative Agent, to effectuate from time to time an increase in the commitments under the Senior Credit Facility by adding one or more commercial banks or other financial institutions or by allowing one or more Lenders to increase their individual commitments hereunder; provided that (a) no increase in individual commitments shall result in the aggregate commitments under the Senior Credit Facility being more than $200,000,000 above the amount of the Senior Credit Facility on the Closing Date and (b) no Lender’s individual commitment amount shall be increased without the consent of such Lender.

Mandatory Prepayments:	100% of all net cash proceeds (i) from sales of property and assets of the Borrower and its subsidiaries (excluding sales of inventory in the ordinary course of business and other exceptions to be agreed upon in the loan documentation), (ii) from casualty and condemnation events, and (iii) from the issuance or incurrence after the Closing Date of additional senior secured debt of the Borrower or any of its subsidiaries otherwise permitted under the loan documentation. Any mandatory prepayments pursuant to this paragraph shall not result in a reduction in the commitments.

Optional
Prepayments
And Commitment
Reductions:	The Borrower may prepay the Senior Credit Facility in whole or in part at any time without penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of any commitment under the Senior Credit Facility in excess of the Swingline Loans and the stated amount of all Letters of Credit may be irrevocably canceled in whole or in part.

Security:	The Senior Credit Facility shall be secured by valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following:
(a)	All present and future shares of capital stock of (or other ownership or profit interests in) each of the Borrower’s and each Guarantor’s direct present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 66% of the capital stock of each such first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower);

(b)	All present and future intercompany debt of the Borrower and each Guarantor;

(c)	Certain currently-owned and after-acquired parcels of real property, including mines and coal reserves, and related fixtures, held in fee or under lease, as shall be mutually agreed;

(d)	All present and future personal property and assets of the Borrower and each Guarantor, other than described in (a) through (c) above, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, documents, instruments, and cash; and

(e)	All proceeds and products of the property and assets described in clauses (a) through (d) above.

The Security shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facility, any treasury management arrangements and any interest rate swap or similar agreements with a Lender under the Senior Credit Facility.

Notwithstanding anything to the contrary, the Security shall exclude the following: (i) those assets over which the granting of security interests in such assets would be prohibited by contract, applicable law or regulation or, with respect to the assets of any non-wholly owned subsidiary, the organizational documents of such non-wholly owned subsidiary, (ii) payroll, tax and other trust accounts, and (iii) those assets as to which the Administrative Agent and the Borrower reasonably determine that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

The Borrower shall not be required to take any action other than delivery of UCC financing statements with respect to perfection of security interests in motor vehicles and other assets subject to certificates of title not used in coal production operations.

Conditions Precedent
To Closing:	The Closing (and the initial funding) of the Senior Credit Facility will be subject to satisfaction of the following conditions precedent:
(i)	The negotiation, execution and delivery of definitive documentation (including, without limitation, reasonably satisfactory legal opinions and other customary closing documents) for the Senior Credit Facility satisfactory to BAS, the Administrative Agent and the Borrower.

(ii)	The Administrative Agent shall have received reasonably satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the collateral referred to under the section “Security” set forth above.
(iii)	The corporate and capital structure of the Borrower shall be substantially similar as disclosed in the Borrower’s draft Form 10 dated August 20, 2007.

(iv)	The completion (subject only to the closing of the Senior Credit Facility) of the spin-off transaction of the Borrower from Peabody Energy Corporation (“Peabody”) on terms substantially similar to those described in the Borrower’s draft Form 10, as amended through the date hereof.

(v)	There shall not have occurred a material adverse change in the business, assets, operations, property or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, since June 30, 2007.

(vi)	All representations and warranties in the definitive documentation for the Senior Credit Facility shall be true and correct in all material respects as of the date of such borrowing.

(vii)	The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to (y) have a material adverse effect on the business, assets, operations, property or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, or (z) materially adversely affect the validity or enforceability of the loan documentation or the rights and remedies of the Administrative Agent or the Lenders thereunder (collectively, a “Material Adverse Effect”).

(viii)	The Administrative Agent shall have completed a legal and confirmatory business due diligence investigation of the Borrower and its subsidiaries in scope, and with results, reasonably satisfactory to it and shall have received the December 31, 2006 audited financial statements of the Borrower and its subsidiaries, quarterly financial statements of the Borrower and its subsidiaries dated the end of the most recent fiscal quarter ended 45 days prior to the Closing Date for which financial statements are available, and financial projections in a form to be mutually agreed covering the term of the Senior Credit Facility.

(ix)	Payment of all reasonable fees and expenses related to the Senior Credit Facility required to be paid at closing for which invoices have been received at least one business day before the Closing Date.

Conditions Precedent
To All Borrowings:	The following: (i) all representations and warranties are true and correct in all material respects as of the date of each borrowing, and (ii) no event of default under the Senior Credit Facility or incipient default has occurred and is continuing, or would result from such borrowing.

Representations
And Warranties:	Usual and customary for transactions of this type, to include without limitation (subject to customary materiality and other qualifications and exceptions to be mutually agreed): (i) corporate existence and status; (ii) corporate power and authority, enforceability; (iii) no violation of law, contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals or consents; (vii) use of proceeds and not engaging in business of purchasing/carrying margin stock; (viii) status under Investment Company Act; (ix) ERISA matters; (x) environmental matters; (xi) tax matters; (xii) ownership of property and insurance matters; (xiii) accuracy of disclosure; (xiv) compliance with laws; (xv) subsidiaries; (xvi) no default; (xvii) perfected liens, security interests and charges; and (xviii) solvency.

Covenants:	Usual and customary for transactions of this type, to include without limitation (subject to customary materiality and other qualifications and exceptions to be mutually agreed): (i) delivery of financial statements, SEC filings, compliance certificates and notices of default, and other materially adverse events; (ii) compliance with laws and material contractual obligations; (iii) payment of obligations; (iv) preservation of existence; (v) maintenance of books and records and inspection rights; (vi) use of proceeds; (vii) maintenance of insurance; (viii) limitation on liens, mergers, consolidations, sales of assets and incurrence of debt; (ix) limitation on dividends, stock redemptions and the redemption and/or prepayment of other debt; (x) limitation on investments (including loans and advances) and acquisitions; (xi) limitation on transactions with affiliates; (xii) limitation on lines of business; and (xiii) limitation on capital expenditures accounting for maintenance capital as well as acquisition and organic growth capital expenditures.
Financial covenants as follows:
•	Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio (total funded net debt/EBITDA) of 3.25x; provided that for purposes of calculating the Maximum Leverage Ratio, EBITDA for the first quarter after the Closing Date shall equal EBITDA for the first quarter, times 4, EBITDA for the second quarter after the Closing Date shall equal EBITDA for the first two quarters, times 2, EBITDA for the third quarter after the Closing Date shall equal EBITDA for the first three quarters, times 4/3, and thereafter, EBITDA shall be calculated on a rolling four quarter basis, and

•	Maintenance on a rolling four quarter basis of an Interest Coverage Ratio (EBITDA/interest expense) of 3.50x; provided that the first Interest Coverage Ratio test after the Closing Date shall be measured for one fiscal quarter, the second Interest Coverage Ratio test after the Closing Date shall be measured for two fiscal quarters, the third Interest Coverage Ratio test after the Closing Date shall be measured for three fiscal quarters, and each Interest Coverage Ratio test thereafter shall be measured on a rolling four quarter period.

Events of Default:	Usual and customary in transactions of this type, to include without limitation: (i) nonpayment of principal, interest, fees or other amounts (with grace periods in certain cases to be agreed); (ii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed; (vii) actual or asserted invalidity of any loan documentation; (viii) change of control (with a definition to be agreed); and (ix) customary ERISA defaults.

Assignments and
Participations:	Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Senior Credit Facility in a minimum amount equal to $5 million.
Consents: The consent of the Borrower (not to be unreasonably withheld or delayed) will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). So long as no Event of Default has occurred and is continuing, assignments will be subject to certain customary restrictions regarding increased taxes and other costs. The consent of the Administrative Agent will be required for any assignment of the Senior Credit Facility to an entity that is not a Lender with a commitment in respect of the Senior Credit Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender. The consent of the Fronting Bank and the lender of any Swingline Loan will be required for any assignment under the Senior Credit Facility.
Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facility or all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors. Participants will not have the benefit of certain gross-up rights regarding taxes and other increased costs.

Waivers and
Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Credit Facility, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment, and (iv) releases of all or substantially all of the collateral or the Guarantors. The loan documentation will contain customary “yank-a-bank” provisions.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, BAS, each Lender and their respective affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Senior Credit Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs, except for losses, liabilities, claims, damages or expenses resulting from an indemnified party’s gross negligence, bad faith, or willful misconduct. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:	State of New York.

Pricing/Fees/
Expenses:	As set forth in Addendum I.

Other:	This Summary of Terms is intended as an outline of certain of the material terms of the Senior Credit Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation for the Senior Credit Facility contemplated hereby, which shall be subject to agreement of the parties thereto. Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions and customary provisions for removing Lenders subject to such costs.

ADDENDUM I
PRICING, FEES AND EXPENSES

Commitment Fee:	The Borrower will pay a fee (the “Commitment Fee”), determined in accordance with the Performance Pricing grid set forth below, on the unused portion of each Lender’s commitments under the Senior Credit Facility. The Commitment Fee will be payable quarterly in arrears commencing upon the Closing Date. Swing Line Loans will not be deemed to be utilization for purposes of calculating the Commitment Fee.

Letters of
Credit Fees:	The Borrower will pay a fee equal to the Applicable Margin on LIBOR Loans (the “Letter of Credit Fee”), determined in accordance with the Performance Pricing grid set forth below, on the maximum amount available to be drawn under each Letter of Credit that is issued and outstanding. The Letter of Credit Fee will be payable quarterly in arrears, commencing on the Closing Date, and will be shared proportionately by the Lenders. In addition there shall be a fronting fee of 0.125% per annum paid to the Fronting Bank as well as customary administrative fees.

Interest Rates:	At the Borrower’s option, loans under the Senior Credit Facility will bear interest at a rate equal to the Applicable Margin, as determined in accordance with the Performance Pricing grid set forth below, plus one of the following indexes: (i) LIBOR and (ii) for Dollar-denominated loans only, the Base Rate (to be defined as the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus .50%). Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Senior Credit Facility.

The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans (or 9 or 12 months, subject to availability to all Lenders). Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

A default rate shall apply on all obligations not paid when due at a rate per annum of 2% above the applicable interest rate.

Performance
Pricing:	The Commitment Fee and Applicable Margin, for any fiscal quarter, shall be the applicable rate per annum set forth in the table below opposite Borrower’s Leverage Ratio as determined in Financial Covenants as of the last day of the immediately preceding fiscal quarter.

		Applicable Margin		Commitment
Level	Leverage	LIBOR	Base Rate	Fee
I	> 2.50x	2.250%	1.250%	0.500%
II	> 2.00x	1.875%	0.875%	0.375%
III	> 1.50x	1.625%	0.625%	0.375%
IV	> 1.00x	1.375%	0.375%	0.250%
V	< 1.00x	1.250%	0.250%	0.250%

Calculation of
Interest and Fees:	Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.
Expenses:	The Borrower will pay all reasonable and documented costs and expenses associated with the preparation, due diligence, negotiation, administration, syndication and closing of all loan documentation, including, without limitation, the reasonable and documented legal fees of counsel to the Administrative Agent and BAS, regardless of whether or not the Senior Credit Facility is closed. The Borrower will also pay the reasonable and documented expenses of the Administrative Agent and each Lender in connection with the enforcement of any loan documentation.